EXHIBIT 10.1

THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of March 30, 2015 (“Amendment”), by and between Midwest Energy Emissions Corp., a Delaware corporation (the “Company”), and R. Alan Kelley (“Employee”).

RECITALS:

WHEREAS, the Company and Employee entered into an Amended and Restated Employment Agreement, dated as of July 1, 2012, as amended as of June 1, 2013 and December 12, 2013 (hereinafter, as amended, the “Employment Agreement”) (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement);

WHEREAS, the Company and Employee wish to revise the duties and responsibilities of Employee and the positions which are held by Employee along with the Base Salary to be paid to Employee;

WHEREAS, the Financing Agreement dated August 14, 2014 among the Company, MES, Inc., a North Dakota corporation (“MES”) and AC Energy Midwest LLC, a Delaware limited liability company (“Lender”) (the “Financing Agreement”), as amended by a Waiver and Amendment to Financing Agreement dated as of March 16, 2015 (the “Waiver and Amendment”) prohibits the Company from paying annualized compensation of more than $150,000 to any of its management personnel until such time as the Company’s trailing last twelve months EBITDA (as defined in the Financing Agreement) exceeds $0.00;

WHEREAS, the Employee’s Base Salary under the Employment Agreement is currently in excess of $150,000;

WHEREAS, the Company acknowledges that it currently owes Employee the sum of $140,000 which represents Base Salary which has been earned or accrued by Employee as of December 31, 2014 (the “Accrued Base Salary Amount”);

WHEREAS, commencing as of January 1, 2015 and through March 15, 2015, the Company has paid Employee a total of $47,500 in Base Salary (the “Previously Paid 2015 Base Salary”);

WHEREAS, the Company and the Employee wish to amend and restate the Employment Agreement in order to contemplate certain additional and revised terms.

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NOW, THEREFORE, in consideration of the mutual undertakings of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree that the Employment Agreement is hereby amended as follows:

1. The recitals are hereby incorporated by reference as if set forth at length herein.

2. Employee hereby agrees to resign as Chief Executive Officer and President of the Company effective as of the date hereof and resign, to the extent applicable, from all other positions as a director, manager, governor and/or officer of the Company or its affiliates. Commencing as of the date hereof and through the end of the Extended Term (as hereinafter defined), Employee shall serve as a special advisor to the Company and shall have such duties and responsibilities as are reasonably assigned to Employee from time to time by the Chief Executive Officer or the Board of Directors of the Company. While serving as a special advisor, Employee shall report directly to the Chief Executive Officer.

3. The Term of the Employment Agreement is hereby extended to December 31, 2015 (the “Extended Term”).

4. Beginning retroactively as of February 16, 2015, Employee’s base salary for all services rendered hereunder shall be $12,500 per month which amount shall continue to be paid by the Company after the date hereof until such time that Employee has been paid, together with the Previously Paid 2015 Base Salary, a total of $140,000 in Base Salary during 2015. For purposes of clarification, it is understood and agreed that after the date hereof, the remaining Base Salary which shall be paid to Employee hereunder shall be an aggregate of $92,500 which shall be paid by fourteen (14) semi-monthly payments of $6,250 each with the first of such payments being made on March 31, 2015 and continuing thereafter until October 15, 2015, and a final payment of $5,000 on October 31, 2015.

5. At such time as the Company is permitted to pay the Accrued Base Salary Amount under the Financing Agreement, the Company shall pay all or such portion of the Accrued Base Salary Amount to Employee as soon as administratively practical, on a pro-rata basis based on relative unpaid accrued base salary amounts owed to all such current and former management employees and only to the extent that such payments are made from available cash generated from operating margins earned by the Company.

6. The parties acknowledge and agree that this deferral is made because, if the Accrued Base Salary Amount was paid, such payment would result in an Event of Default under the Company’s senior loan facility and such Event of Default would jeopardize the ability of the Company to continue as a going concern.

7. Except as provided in this Amendment, all of the terms, covenants, agreement and obligations contained in the Employment Agreement, as amended, shall continue to remain unchanged and in full force and effect and are hereby ratified and confirmed.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

MIDWEST ENERGY EMISSIONS CORP.

By:	/s/ Chris Greenberg
Name:	Chris Greenberg
Title:	Chairman of the Board

EMPLOYEE

/s/ R. Alan Kelley
R. Alan Kelley

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